APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT
================================================================================

                                                                  Rules 4.1, 4.3
                                   APPENDIX 4B

                            HALF YEARLY FINAL REPORT
Introduced  30/6/2002.

Name of entity
--------------------------------------------------------------------------------
Progen Industries Limited
--------------------------------------------------------------------------------

ABN or equivalent company  Half yearly  Preliminary    Half year/financial year ended ('current period')
reference                  (tick)       final (tick)
-------------------------  -----------  -------------  -------------------------------------------------
82 010 975 612                X                        31 December 2002
-------------------------  -----------  -------------  -------------------------------------------------

FOR ANNOUNCEMENT TO THE MARKET
Extracts from this report for announcement to the market (see note 1).                          $A'000

------------------------------------------------------------------------------------------------------
Revenues from ordinary activities (item 1.1)                       up              28.7%  to    3,031

Profit (loss) from ordinary activities after tax attributable to   up               9.3%  to   (4,214)
members (item 1.22)

Profit (loss) from extraordinary items after tax attributable      gain (loss)                    Nil
to members (item 2.5(d))                                           of

Net profit (loss) for the period attributable to members           up               9.3%  to   (4,214)
(item 1.11)

------------------------------------------------------------------------------------------------------
DIVIDENDS (DISTRIBUTIONS)                                   Amount per Security     Franked amount per
                                                                                         security
------------------------------------------------------------------------------------------------------
Final dividend (Preliminary final report only - item 15.4)
Interim dividend (Half yearly report only - item 15.6)                Nil cents              Nil cents
------------------------------------------------------------------------------------------------------
Previous corresponding period (Preliminary final report -
item 15.5; half yearly report  - item 15.7)                           Nil cents              Nil cents
------------------------------------------------------------------------------------------------------

+Record date for determining entitlements to the                                               N/A
dividend,
(in the case of a trust, distribution) (see item 15.2)

Brief explanation of any of the figures reported above (see Note 1) and short details of any bonus or
Cash issue or other item(s) of importance not previously released to the market:

Comparative figures for 2001 in the revenue and expense section of the report have been reclassified to more accurately reflect the cost of sales for sales and services. Previously facility and quality control costs were disclosed as other expenses and now included in the cost of sales. This has no impact on the reported net loss.


------------------------------------------------------------------------------------------------------


================================================================================
+See chapter 19 for defined terms.

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT
================================================================================

IF THIS IS A HALF YEARLY REPORT IT IS TO BE READ IN CONJUNCTION WITH THE MOST RECENT ANNUAL FINANCIAL REPORT.
CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL PERFORMANCE

                                                                         --------------  ------------
                                                                                           Previous
                                                                            Current     corresponding
                                                                             period -       period
                                                                             $A'000       - $A'000
                                                                         --------------  ------------
1.1             Revenues from ordinary activities (see items 1.23
                -1.25)                                                           3,031         2,355
1.2             Expenses from ordinary activities (see items 1.26
                & 1.27)                                                         (6,348)       (5,630)
1.3             Borrowing costs                                                    (10)           (2)
1.4             Share of net profits (losses) of associates and joint
                venture entities (see item 16.7)                                  (887)         (580)
-----------------------------------------------------------------------------------------------------

1.5             PROFIT (LOSS) FROM ORDINARY ACTIVITIES BEFORE TAX               (4,214)       (3,857)

1.6             Income tax on ordinary activities (see note 4)                     Nil           Nil
-----------------------------------------------------------------------------------------------------

1.7             PROFIT (LOSS) FROM ORDINARY ACTIVITIES AFTER TAX                (4,214)       (3,857)

1.8             Profit (loss) from extraordinary items after tax
                (see item 2.5)                                                     N/A           N/A
-----------------------------------------------------------------------------------------------------

1.9             NET PROFIT (LOSS)                                               (4,214)       (3,857)

1.10            Net profit (loss) attributable to outside +equity
                interests                                                          Nil           Nil
-----------------------------------------------------------------------------------------------------

1.11            NET PROFIT (LOSS) FOR THE PERIOD ATTRIBUTABLE TO
                MEMBERS                                                         (4,214)       (3,857)
-----------------------------------------------------------------------------------------------------
NON-OWNER TRANSACTION CHANGES IN EQUITY

1.12            Increase (decrease) in revaluation reserves                        Nil           Nil
1.13            Net exchange differences recognised in equity                      Nil           Nil
1.14            Other revenue, expense and initial adjustments
                recognised directly in equity (attach details)                     Nil           Nil
1.15            Initial adjustments from UIG transitional
                provisions                                                         Nil           Nil
-----------------------------------------------------------------------------------------------------
1.16            Total transactions and adjustments recognised
                directly in equity (items 1.12 to 1.15)                            Nil           Nil
-----------------------------------------------------------------------------------------------------
1.17            TOTAL CHANGES IN EQUITY NOT RESULTING FROM
                TRANSACTIONS WITH OWNERS AS OWNERS                              (4,214)       (3,857)
-----------------------------------------------------------------------------------------------------


EARNINGS PER SECURITY (EPS)                                             Current period  Previous
                                                                                        corresponding
                                                                                        period
-----------------------------------------------------------------------------------------------------
1.18            Basic EPS                                                  (17.3 cents)  (15.8 cents)

1.19            Diluted EPS                                                (17.3 cents)  (15.8 cents)

-----------------------------------------------------------------------------------------------------


================================================================================
+See chapter 19 for defined terms.

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT
================================================================================

NOTES TO THE CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL PERFORMANCE

PROFIT (LOSS) FROM ORDINARY ACTIVITIES ATTRIBUTABLE TO MEMBERS

                                                                            Previous
                                                          Current period -  corresponding
                                                                A'000       period -$A'000
                                                          ----------------  ---------------
1.20  Profit (loss) from ordinary activities after tax             (4,214)          (3,857)
      (item 1.7)

1.21  Less (plus) outside +equity interests                           Nil              Nil
-------------------------------------------------------------------------------------------
1.22  PROFIT (LOSS) FROM ORDINARY ACTIVITIES AFTER                 (4,214)          (3,857)
      TAX, ATTRIBUTABLE TO MEMBERS
-------------------------------------------------------------------------------------------

REVENUE AND EXPENSES FROM ORDINARY ACTIVITIES
(see note 15)
                                                                            Previous
                                                          Current period -  corresponding
                                                                A'000       period -$A'000
                                                          ----------------  ---------------
1.23                 Revenue from sales of goods                    1,399            1,232
                     Revenue from services                            927              279
1.24                 Interest revenue                                 293              418

1.25                 Other relevant revenue                           412              426
1.26                 Details of relevant expenses
                     Cost of Sales                                 (1,406)          (1,349)
                     Research & Development                        (2,824)          (2,360)
                     Selling, Marketing and Administration         (1,862)          (1,667)
                     Borrowing                                        (10)              (2)
                     Other                                             (7)             (16)

1.27                 Depreciation and amortisation excluding         (249)            (238)
                     amortisation of intangibles (see item 2.3)
-------------------------------------------------------------------------------------------

CAPITALISED OUTLAYS
1.28                 Interest costs capitalised in asset values       Nil              Nil

1.29                 Outlays capitalised in intangibles (unless
                     arising from an +acquisition of a business)      N/A              N/A
-------------------------------------------------------------------------------------------

CONSOLIDATED  RETAINED  PROFITS

                                                          Current period -  Previous
                                                          $A'000            corresponding
                                                                            period -$A'000
                                                          ----------------  ---------------
1.30      Retained profits (accumulated losses) at the            (44,612)         (38,457)
          beginning of the financial period

1.31      Net profit (loss) attributable to members (item          (4,214)          (3,857)
          1.11)

1.32      Net transfers from (to) reserves (details if                Nil              Nil
          material)

1.33      Net effect of changes in accounting policies                Nil              Nil


================================================================================
+See chapter 19 for defined terms.


                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT
================================================================================

1.34      Dividends and other equity distributions paid
          or payable                                                  Nil              Nil
-------------------------------------------------------------------------------------------
1.35      RETAINED PROFITS (ACCUMULATED LOSSES) AT END
          OF FINANCIAL PERIOD                                     (48,826)         (42,314)
-------------------------------------------------------------------------------------------

INTANGIBLE AND EXTRAORDINARY ITEMS

                                 Consolidated - current period
                                 -----------------------------
                                       Before tax     Related tax    Related      Amount (after
                                       $A'000         $A'000         outside      tax)
                                                                     +equity      attributable to
                                                                     interests    members
                                                 (a)            (b)  $A'000 (c)   $A'000      (d)
                                       -------------  -------------  -----------  ---------------

     2.1  Amortisation of goodwill

     2.2  Amortisation of other
          intangibles
     2.3  TOTAL AMORTISATION OF                 NIL             NIL          NIL              NIL
          INTANGIBLES
     2.4  Extraordinary items
          (details)

     2.5  TOTAL EXTRAORDINARY ITEMS             NIL             NIL          NIL              NIL

                                                        ---------------  ----------------
     COMPARISON OF HALF YEAR PROFITS                    Current year -   Previous year -
     (Preliminary final report only)                        $A'000            $A'000
                                                        ---------------  ----------------
3.1  Consolidated profit (loss) from ordinary
     activities after tax attributable to members
     reported for the 1st half year (item 1.22 in the              N/A              N/A
     half yearly report)
                                                        ---------------  ----------------

3.2  Consolidated profit (loss) from ordinary
     activities after tax attributable to members for              N/A              N/A
     the 2nd half year
                                                        ---------------  ----------------

================================================================================
+See chapter 19 for defined terms.

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT
================================================================================

                                                 -----------------------------------------------
      CONDENSED CONSOLIDATED                     At end of   As shown in last   As in last half
      STATEMENT OF                                current      annual report     yearly report
      FINANCIAL POSITION                           period         $A'000             $A'000
                                                  $A'000
                                                 -----------------------------------------------
      CURRENT ASSETS

4.1   Cash                                            8,348             11,407            13,378
4.2   Receivables                                       463                502               590
4.3   Investments                                       Nil                Nil               Nil
4.4   Inventories                                       359                374               332
4.5   Tax assets                                        Nil                Nil               Nil
4.6   Other (provide details if material)               303                564               178
                                                 -----------------------------------------------
4.7   TOTAL CURRENT ASSETS                            9,473             12,847            14,478
------------------------------------------------------------------------------------------------

      NON-CURRENT ASSETS
4.8   Receivables                                       Nil                Nil               Nil
4.9   Investments (equity accounted)                  2,605              3,381             4,036
4.10  Other investments                               2,140              2,243             2,202
4.11  Inventories                                       Nil                Nil               Nil
4.12  Exploration and evaluation expenditure            Nil                Nil               Nil
      capitalised (see para .71 of AASB 1022)
4.13  Development properties (+mining entities)         Nil                Nil               Nil
4.14  Other property, plant and equipment (net)       2,204              2,396             2,038
4.15  Intangibles (net)                                 Nil                Nil               Nil
4.16  Tax assets                                        Nil                Nil               Nil
4.17  Other (provide details if material)                15                 15                15
                                                 -----------------------------------------------

4.18  TOTAL NON-CURRENT ASSETS                        6,964              8,035             8,291
------------------------------------------------------------------------------------------------

4.19  TOTAL ASSETS                                   16,437             20,882            22,769
------------------------------------------------------------------------------------------------
      CURRENT LIABILITIES
4.20  Payables                                        1,150              1,190             1,775
4.21  Interest bearing liabilities                      111                420                32
4.22  Tax liabilities                                   Nil                Nil               Nil
4.23  Provisions exc. tax liabilities                   169                169               199
4.24  Other Deferred Income                             533                527               Nil
                                                 -----------------------------------------------

4.25  TOTAL CURRENT LIABILITIES                       1,963              2,306             2,006
------------------------------------------------------------------------------------------------

      NON-CURRENT LIABILITIES
4.26  Payables                                          Nil                Nil               Nil
4.27  Interest bearing liabilities                      Nil                Nil               Nil
4.28  Tax liabilities                                   Nil                Nil               Nil
4.29  Provisions exc. tax liabilities                    75                 75                25
4.30  Other (provide details if material)               Nil                Nil               Nil
                                                 -----------------------------------------------
4.31  TOTAL NON-CURRENT LIABILITIES                      75                 75                25

CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION CONTINUED


================================================================================
+See chapter 19 for defined terms.


                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT
================================================================================

---------------------------------------------------------------------------
4.32  TOTAL LIABILITIES                          2,038     2,381     2,031
---------------------------------------------------------------------------
4.33  NET ASSETS                                14,399    18,501    20,738
---------------------------------------------------------------------------

      EQUITY
                                              ---------  --------  --------
4.34  Capital/contributed equity                63,616    63,616    63,616
4.35  Reserves                                     Nil       Nil       Nil
4.36  Retained profits (accumulated losses)    (48,826)  (44,612)  (42,314)
--------------------------------------------  ---------  --------  --------
4.37  EQUITY ATTRIBUTABLE TO MEMBERS OF THE
      PARENT ENTITY                             14,790    19,004    21,302

4.38  Reciprocal Shareholding in Associate        (391)     (503)     (564)
                                              ---------  --------  --------
4.39  TOTAL EQUITY                              14,399    18,501    20,738
--------------------------------------------  ---------  --------  --------

4.40  Preference capital included as part of       Nil       Nil       Nil
      4.37
--------------------------------------------  ---------  --------  --------

NOTES TO THE CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

EXPLORATION AND EVALUATION EXPENDITURE CAPITALISED
(To be completed only by entities with mining interests if amounts are material. Include all expenditure incurred.)

                                                             --------  ---------------
                                                             Current      Previous
                                                              Period    Corresponding
                                                              $A'000   period - $A'000
                                                             --------  ---------------
5.1  Opening balance

5.2  Expenditure incurred during current period

5.3  Expenditure written off during current period

5.4  Acquisitions, disposals, revaluation increments, etc.

5.5  Expenditure transferred to Development
     Properties

                                                             --------  ---------------
5.6  CLOSING BALANCE AS SHOWN IN THE                              N/A              N/A
     CONSOLIDATED BALANCE SHEET (item 4.12)
                                                             --------  ---------------

DEVELOPMENT PROPERTIES
(To be completed only by entities with mining interests if amounts are material)

                                                            ---------  ---------------
                                                             Current      Previous
                                                              period    corresponding
                                                              $A'000   period - $A'000
                                                            ---------  ---------------
6.1  Opening balance
6.2  Expenditure incurred during current period
6.3  Expenditure transferred from exploration and
     evaluation
6.4  Expenditure written off during current period
6.5  Acquisitions, disposals, revaluation increments, etc.
6.6  Expenditure transferred to mine properties
                                                            ---------  ---------------
6.7  CLOSING BALANCE AS SHOWN IN THE                              N/A              N/A
                                                            ---------  ---------------
     CONSOLIDATED BALANCE SHEET (item 4.13)

================================================================================
+See chapter 19 for defined terms.

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT
================================================================================

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                            ----------------  ---------------------
                                                             Current period         Previous
                                                                 $A'000       corresponding period
                                                                                    - $A'000
                                                            ----------------  ---------------------
      CASH FLOWS RELATED TO OPERATING ACTIVITIES
7.1   Receipts from customers                                         2,464                  1,800
7.2   Payments to suppliers and employees                            (3,016)                (2,727)
7.3   Research and Development                                       (3,017)                (2,370)
7.4   Other dividends received                                          Nil                     14
7.5   Interest and other items of similar nature received               293                    404
7.6   Interest and other costs of finance paid                          Nil                    Nil
7.7   Income taxes paid / Net GST (paid to) / Received                  (13)                   110
      from  ATO
7.8   Other (provide details if material)                               598                    Nil
                                                            ----------------  ---------------------
7.9   NET OPERATING CASH FLOWS                                       (2,691)                (2,769)
----------------------------------------------------------  ----------------  ---------------------

      CASH FLOWS RELATED TO INVESTING ACTIVITIES
7.10  Payment for purchases of property, plant and                      (67)                  (729)
      equipment
7.11  Proceeds from sale of property, plant and                          18                     33
      equipment
7.12  Payment for purchases of equity investments                       Nil                    Nil
7.13  Proceeds from sale of equity investments                          Nil                    430
7.14  Loans to other entities                                           Nil                    Nil
7.15  Loans repaid by other entities                                    Nil                    Nil
7.16  Other (provide details if material)                               Nil                    Nil
                                                            ----------------  ---------------------
7.17  NET INVESTING CASH FLOWS                                          (49)                  (266)
----------------------------------------------------------  ----------------  ---------------------

      CASH FLOWS RELATED TO FINANCING ACTIVITIES
7.18  Proceeds from issues of +securities (shares,                      Nil                    Nil
      options, etc.)
7.19  Proceeds from borrowings                                          Nil                    Nil
7.20  Repayment of borrowings                                          (319)                   (22)
7.21  Dividends paid                                                    Nil                    Nil
7.22  Other (provide details if material)                               Nil                    Nil
                                                            ----------------  ---------------------
7.23  NET FINANCING CASH FLOWS                                         (319)                   (22)
----------------------------------------------------------  ----------------  ---------------------

7.24  NET INCREASE (DECREASE) IN CASH HELD                           (3,059)                (3,057)
7.25  Cash at beginning of period                                    11,407                 16,435
      (see Reconciliation of cash)
7.26  Exchange rate adjustments to item 7.25.                           Nil                    Nil
                                                            ----------------  ---------------------

7.27  CASH AT END OF PERIOD                                           8,348                 13,378
      (see Reconciliation of cash)
                                                            ----------------  ---------------------

================================================================================
+See chapter 19 for defined terms.

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT
================================================================================

NON-CASH FINANCING AND INVESTING ACTIVITIES

Details of financing and investing transactions which have had a material effect on consolidated assets and liabilities but did not involve cash flows are as follows. ( If an amount is quantified, show comparative amount.)
--------------------------------------------------------------------------------
                                                                            None
--------------------------------------------------------------------------------

RECONCILIATION OF CASH

                                                        --------  ---------------
Reconciliation of cash at the end of the period (as      Current      Previous
shown in the consolidated statement of cash flows)       Period    corresponding
to the related items in the accounts is as follows.      $A'000   period - $A'000
------------------------------------------------------  --------  ---------------
8.1  Cash on hand and at bank                              2,352            1,195
8.2  Deposits at call                                      5,996           12,183
8.3  Bank overdraft                                          Nil              Nil
8.4  Other (provide details)                                 Nil              Nil
                                                        --------  ---------------
8.5  TOTAL CASH AT END OF PERIOD (item 7.27)               8,348           13,378
------------------------------------------------------  --------  ---------------

OTHER NOTES TO THE CONDENSED FINANCIAL STATEMENTS

                                                                            Previous
RATIOS                                                  Current period   corresponding
                                                                             period
                                                        ---------------  --------------
     PROFIT BEFORE TAX / REVENUE
9.1  Consolidated profit (loss) from ordinary
     activities before tax (item 1.5) as a percentage
     of revenue (item 1.1)                                      (139.0)         (163.8)
------------------------------------------------------  ---------------  --------------
     PROFIT AFTER TAX / +EQUITY INTERESTS
9.2  Consolidated net profit (loss) from ordinary
     activities after tax attributable to members
     (item 1.11) as a percentage of equity (similarly
     attributable) at the end of the period (item
     4.37)                                                       (28.5)          (18.1)
------------------------------------------------------  ---------------  --------------


================================================================================
+See chapter 19 for defined terms.

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT
================================================================================

EARNINGS PER SECURITY (EPS)

10. Details of basic and diluted EPS reported separately in accordance with paragraph 9 and 18 of AASB 1027: Earnings Per Share are as follows.
--------------------------------------------------------------------------------
                                                                             N/A
--------------------------------------------------------------------------------

NTA BACKING                                            Previous
(see note 7)                                         corresponding
                                     Current period     period
-----------------------------------  --------------  -------------
       11.1   Net tangible asset         59.0 cents     85.0 cents
              backing per +ordinary
              security
                                     --------------  -------------

DISCONTINUING  OPERATIONS

(Entities must report a description of any significant activities or events relating to discontinuing operations in accordance with paragraph 7.5 (g) of AASB 1029: Interim Financial Reporting, or, the details of discontinuing operations they have disclosed in their accounts in accordance with AASB 1042:
Discontinuing  Operations  (see  note  17).)

12.1     Discontinuing  Operations
--------------------------------------------------------------------------------
                                                                             N/A
--------------------------------------------------------------------------------


CONTROL GAINED OVER ENTITIES HAVING MATERIAL EFFECT

13.1  Name of entity (or group of                                           N/A
      entities)

13.2  Consolidated profit (loss) from ordinary activities and               $Nil
      extraordinary items after tax of the controlled entity (or group of entities) since the date in the current period on which control was +acquired

13.3  Date from which such profit has been calculated                        N/A

13.4  Profit (loss) from ordinary activities and extraordinary              $Nil
      items after tax of the controlled entity (or group of entities) for the whole of the previous corresponding period


LOSS OF CONTROL OF ENTITIES HAVING MATERIAL EFFECT

14.1  Name of entity (or group of entities)                                  N/A

14.2  Consolidated profit (loss) from ordinary activities and extraordinary items after tax of the controlled entity (or group
      of entities) for the current period to the date of loss of control   $Nil


================================================================================
+See chapter 19 for defined terms.

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT
================================================================================

14.3  Date to which the profit (loss) in item 14.2 has been calculated       N/A

14.4  Consolidated profit (loss) from ordinary activities and               $Nil
      extraordinary items after tax of the controlled entity (or group of entities) while controlled during the whole of the previous corresponding period

14.5  Contribution to consolidated profit (loss) from ordinary activities and extraordinary items from sale of interest leading
      to loss of control                                                    $Nil


DIVIDENDS (IN THE CASE OF A TRUST, DISTRIBUTIONS)

15.1  Date the dividend (distribution) is payable                            N/A

15.2  +Record date to determine entitlements to the dividend                 N/A
      (distribution) (ie, on the basis of proper instruments of transfer received by 5.00 pm if +securities are not +CHESS approved, or security holding balances established by 5.00 pm or such later time permitted by SCH Business Rules if +securities are +CHESS approved)

15.3  If it is a final dividend, has it been declared?                       N/A
      (Preliminary final report only)


AMOUNT  PER  SECURITY

                                                   ----------  ---------------  --------------
                                                   Amount per      Franked       Amount per
                                                    security     amount per      security of
                                                               security at  %   foreign source
                                                               tax (see note      dividend
                                                                     4)
                                                   ----------  ---------------  --------------
-------------------------------------------------  ----------  ---------------  --------------
      (Preliminary final report only)
15.4  FINAL DIVIDEND:    Current year               Nil Cents        Nil Cents       Nil Cents

15.5                     Previous year              Nil Cents        Nil Cents       Nil Cents
-------------------------------------------------  ----------  ---------------  --------------
      (Half yearly and preliminary final reports)
15.6  INTERIM DIVIDEND:  Current year               Nil Cents        Nil Cents       Nil Cents

15.7                     Previous year              Nil Cents        Nil Cents       Nil Cents
-------------------------------------------------  ----------  ---------------  --------------

TOTAL DIVIDEND (DISTRIBUTION) PER SECURITY (INTERIM PLUS FINAL)
(Preliminary final report only)

                              Current year  Previous year
                              ------------  -------------

15.8  +Ordinary securities       Nil Cents      Nil Cents

15.9  Preference +securities     Nil Cents      Nil Cents


HALF YEARLY REPORT - INTERIM DIVIDEND (DISTRIBUTION) ON ALL SECURITIES OR PRELIMINARY FINAL REPORT - FINAL DIVIDEND (DISTRIBUTION) ON ALL SECURITIES


================================================================================
+See chapter 19 for defined terms.

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT
================================================================================

                                                     Current period $A'000  Previous corresponding
                                                                               period - $A'000
                                                     ---------------------  ----------------------
15.10  +Ordinary securities (each class separately)                    Nil                     Nil

15.11   Preference +securities (each class
        separately)                                                    Nil                     Nil

15.12  Other equity instruments (each class
       separately)                                                     Nil                     Nil

                                                     ---------------------  ----------------------
15.13  TOTAL                                                           Nil                     Nil
                                                     ---------------------  ----------------------

The +dividend or distribution plans shown below are in operation.
--------------------------------------------------------------------------------
                                                                            None
--------------------------------------------------------------------------------

The last date(s) for receipt of election notices for the
+dividend or distribution plans                                              N/A

Any other disclosures in relation to dividends (distributions). (For half yearly reports, provide details in accordance with paragraph 7.5(d) of AASB 1029 Interim Financial Reporting)


DETAILS OF AGGREGATE SHARE OF PROFITS (LOSSES) OF ASSOCIATES AND JOINT VENTURE ENTITIES

                                                          -------  -------------
GROUP'S SHARE OF ASSOCIATES'                              Current    Previous
AND JOINT VENTURE                                         period   Corresponding
ENTITIES':                                                $A'000       period
                                                                     - $A'000
                                                          -------  -------------
16.1  Profit (loss) from ordinary activities before tax       Nil            Nil
16.2  Income tax on ordinary activities                       Nil            Nil
                                                          -------  -------------
16.3  PROFIT (LOSS) FROM ORDINARY ACTIVITIES AFTER            Nil            Nil
      TAX
16.4  Extraordinary items net of tax                          Nil            Nil
                                                          -------  -------------
16.5  NET PROFIT (LOSS)                                       Nil            Nil
16.6  Adjustments                                             Nil            Nil
                                                          -------  -------------
16.7  SHARE OF NET PROFIT (LOSS) OF ASSOCIATES AND            Nil            Nil
      JOINT VENTURE ENTITIES
--------------------------------------------------------  -------  -------------



================================================================================
+See chapter 19 for defined terms.

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT
================================================================================

MATERIAL INTERESTS IN ENTITIES WHICH ARE NOT CONTROLLED ENTITIES

The economic entity has an interest (that is material to it) in the following entities. (If the interest was acquired or disposed of during either the current or previous corresponding period, indicate date of acquisition ("from dd/mm/yy") or disposal ("to dd/mm/yy").)

NAME OF ENTITY         Percentage of ownership       Contribution to net profit
                       Interest held at end of       (loss) (item 1.9)
                       Period or date of disposal
----------------------  ------------------------  --------------------------------
17.1  EQUITY ACCOUNTED  Current      Previous      Current period      Previous
ASSOCIATES AND JOINT     period   corresponding        $A'000        ing period -
VENTURE ENTITIES                      period                            $A'000
                        --------  --------------  ----------------  --------------
Medigen                    19.9%           19.9%             (887)           (580)
Biotechnology
Corporation
----------------------  --------  --------------  ----------------  --------------
17.2  TOTAL                19.9%           19.9%             (887)           (580)
----------------------  --------  --------------  ----------------  --------------

17.3 Other material
interests
----------------------  --------  --------------  ----------------  --------------

17.4  TOTAL                19.9%           19.9%             (887)           (580)
----------------------  --------  --------------  ----------------  --------------



================================================================================
+See chapter 19 for defined terms.

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT
================================================================================

ISSUED AND QUOTED SECURITIES AT END OF CURRENT PERIOD

(Description must include rate of interest and any redemption or conversion rights together with prices and dates)

                                                                        Issue       Amount
CATEGORY OF +SECURITIES                 Total number   Number quoted   price per    paid up
                                                                       security       per
                                                                      (see note    security
                                                                         14)         (see
                                                                       (cents)     note 14)
                                                                                    (cents)
                                        -------------  -----------  ----------  -----------
 18.1  PREFERENCE +SECURITIES
       (description
                                        -------------  -----------  ----------  -----------
 18.2  Changes during current period
       (a)  Increases through issues
       (b)  Decreases through returns
       of capital, buybacks,
       redemptions
--------------------------------------  -------------  -----------  ----------  -----------
 18.3  +ORDINARY SECURITIES                24,391,869  24,391,869
                                        -------------  -----------  ----------  -----------
 18.4  Changes during current period
       (a)  Increases through issues           Nil            Nil
       (b)  Decreases through returns
       of capital, buybacks                    Nil            Nil
--------------------------------------  -------------  -----------  ----------  -----------
 18.5  +CONVERTIBLE DEBT SECURITIES
       (description and conversion
       factor)
                                        -------------  -----------  ----------  -----------
 18.6  Changes during current period
       (a)  Increases through issues
       (b)  Decreases through
       securities matured, converted
--------------------------------------  -------------  -----------  ----------  -----------
 18.7  OPTIONS  (description and                                    Exercise      Expiry
       conversion factor)                                           price          date
                                                                                 (if any)
                                                                    ----------  -----------
                                              195,950          Nil  $     5.34     30/11/03
                                              400,000          Nil  Various         8/02/05
                                              350,000          Nil  $     4.00     22/12/05
                                              294,820          Nil  $     4.00     28/02/06
                                        -------------  -----------  ----------  -----------
 18.8  Issued during current period
                                        -------------  -----------  ----------  -----------
 18.9  Exercised during current
       period
                                        -------------  -----------  ----------  -----------
18.10  Expired during current period           22,000          Nil  $     4.00     28/02/06
                                            1,000,000          Nil  $     8.00     31/12/02
--------------------------------------  -------------  -----------  ----------  -----------
18.11  DEBENTURES  (description)
18.12  Changes during current period
       (a)  Increases through issues
       (b)  Decreases through
       securities matured, converted


================================================================================
+See chapter 19 for defined terms.


                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT
================================================================================
--------------------------------------
18.13  UNSECURED NOTES
       (description)
18.14  Changes during current period
       (a)  Increases through issues
       (b)  Decreases through
       securities matured, converted
--------------------------------------


SEGMENT  REPORTING
(Information on the business and geographical segments of the entity must be reported for the current period in accordance with AASB 1005: Segment Reporting and for half year reports, AASB 1029: Interim Financial Reporting. Because entities employ different structures a pro forma cannot be provided. Segment information in the layout employed in the entity's +accounts should be reported separately and attached to this report.)

COMMENTS  BY  DIRECTORS
(Comments on the following matters are required by ASX or, in relation to the half yearly report, by AASB 1029: Interim Financial Reporting. The comments do not take the place of the directors' report and statement (as required by the Corporations Act) and may be incorporated into the directors' report and statement. For both half yearly and preliminary final reports, if there are no comments in a section, state NIL. If there is insufficient space to comment, attach notes to this report.)

BASIS  OF  FINANCIAL  REPORT  PREPARATION
19.1 If this report is a half yearly report, it is a general purpose financial report prepared in accordance with the listing rules and AASB 1029: Interim Financial Reporting. IT SHOULD BE READ IN CONJUNCTION WITH THE LAST +ANNUAL REPORT AND ANY ANNOUNCEMENTS TO THE MARKET MADE BY THE ENTITY DURING THE PERIOD. The financial statements in this report are "condensed financial statements" as defined in AASB 1029: Interim Financial Reporting. This report does not include all the notes of the type normally included in an annual financial report. [Delete if preliminary final report.]

19.2 Material factors affecting the revenues and expenses of the economic entity for the current period. In a half yearly report, provide explanatory comments about any seasonal or irregular factors affecting operations.

     The operating loss from ordinary activities was $3.33 million compared to $3.28 million in the corresponding period, before equity accounting for Medigen. The operating loss has been contained through the significant contributions from Commercial Services despite a corresponding increase in R&D expenditure as a result of anticipated costs associated with the commencement of a fourth PI-88 clinical trial in the US, a new collaboration agreement with the Australian National University and the in-licensing of the company's second anti-cancer agent PI-166.

     Commercial Services revenue has increased by 53.9% to $2.3 million and the R&D expenditure by 19.7% to $2.8 million.

     The equity loss from Medigen for the half year was $887,000 compared to $580,000 in the corresponding period. This is indicative of the increased level of expenditure incurred by the company through its in-licensing initiatives, and investment in biotech ventures and ongoing operational costs.

================================================================================
+See chapter 19 for defined terms.

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT
================================================================================

19.3 A description of each event since the end of the current period which has had a material effect and which is not already reported elsewhere in this Appendix or in attachments, with financial effect quantified (if possible).

                                                                            None

19.4 Franking credits available and prospects for paying fully or partly franked dividends for at least the next year.

                                                                             N/A

19.5 Unless disclosed below, the accounting policies, estimation methods and measurement bases used in this report are the same as those used in the last annual report. Any changes in accounting policies, estimation methods and measurement bases since the last annual report are disclosed as follows. (Disclose changes and differences in the half yearly report in accordance with AASB 1029: Interim Financial Reporting. Disclose changes in accounting policies in the preliminary final report in accordance with AASB 1001: Accounting Policies-Disclosure).

                                                                            None

19.6 Revisions in estimates of amounts reported in previous interim periods. For half yearly reports the nature and amount of revisions in estimates of amounts reported in previous +annual reports if those revisions have a material effect in this half year.

                                                                            None

19.7 Changes in contingent liabilities or assets. For half yearly reports, changes in contingent liabilities and contingent assets since the last + annual report.

                                                                            None


================================================================================
+See chapter 19 for defined terms.

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT
================================================================================


ADDITIONAL  DISCLOSURE  FOR  TRUSTS

20.1  Number of units held by the management
      company or responsible entity or their
      related parties.
                                                                             N/A

20.2  A statement of the fees and commissions
      payable to the management company or
      responsible entity.

      Identify:                                                              N/A
      -        initial service charges
      -        management fees
      -        other fees


ANNUAL  MEETING
(Preliminary final report only)

The annual meeting will be held as follows:

                                                      --------------------------
Place                                                                        N/A
                                                      --------------------------

                                                      --------------------------
Date                                                                         N/A
                                                      --------------------------

                                                      --------------------------
Time                                                                         N/A
                                                      --------------------------

                                                      --------------------------
Approximate date the +annual report will be available                        N/A
                                                      --------------------------



COMPLIANCE  STATEMENT

1 This report has been prepared in accordance with AASB Standards, other AASB authoritative pronouncements and Urgent Issues Group Consensus Views or other standards acceptable to ASX (see note 12).

     Identify  other  standards  used


2 This report, and the +accounts upon which the report is based (if separate), use the same accounting policies.

3 This report does give a true and fair view of the matters disclosed (see note 2).


================================================================================
+See chapter 19 for defined terms.

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT
================================================================================

4 This report is based on +accounts to which one of the following applies. (Tick one)
_ The 'accounts have been
audited.
x The 'accounts have been
-
subject to review.

_ The 'accounts are in the
process of being audited or
subject to review.

_ The 'accounts have not yet
been audited or reviewed.

5 If the audit report or review by the auditor is not attached, details of any qualifications are attached. (Half yearly report only - the audit report or review by the auditor must be attached to this report if this report is to satisfy the requirements of the Corporations Act.)

6 The entity has/does not have* (delete one) a formally constituted audit committee.

Sign here:    /s/  Mr Lewis Lee                       Date:   5/3/03
              . . . . . . . . . . . . . . . . . .          . . . . . . .
              (Director)

Print name:   Mr Lewis Lee.

NOTES

1. FOR ANNOUNCEMENT TO THE MARKET The percentage changes referred to in this section are the percentage changes calculated by comparing the current period's figures with those for the previous corresponding period. Do not show percentage changes if the change is from profit to loss or loss to profit, but still show whether the change was up or down. If changes in accounting policies or procedures have had a material effect on reported figures, do not show either directional or percentage changes in profits. Explain the reason for the omissions in the note at the end of the announcement section. Entities are encouraged to attach notes or fuller explanations of any significant changes to any of the items in page 1. The area at the end of the announcement section can be used to provide a cross reference to any such attachment.

2. TRUE AND FAIR VIEW If this report does not give a true and fair view of a matter (for example, because compliance with an Accounting Standard is required) the entity must attach a note providing additional information and explanations to give a true and fair view.

3.   CONDENSED  CONSOLIDATED  STATEMENT  OF  FINANCIAL  PERFORMANCE

     Item 1.1 The definition of "revenue" and an explanation of "ordinary activities" are set out in AASB 1004: Revenue, and AASB 1018:
               Statement  of  Financial  Performance.

     Item 1.6 This item refers to the total tax attributable to the amount shown in item 1.5. Tax includes income tax and capital gains tax (if any) but excludes taxes treated as expenses from ordinary activities (eg, fringe benefits tax).

4. INCOME TAX If the amount provided for income tax in this report differs (or would differ but for compensatory items) by more than 15% from the amount of income tax prima facie payable on the profit before tax, the entity must explain in a note the major items responsible for the difference and their amounts. The rate of tax applicable to the franking amount per


================================================================================
+See chapter 19 for defined terms.

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT
================================================================================


dividend should be inserted in the heading for the column "Franked amount per security at % tax" for items 15.4 to 15.7.

5.   CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

     FORMAT The format of the consolidated statement of financial position should be followed as closely as possible. However, additional items may be added if greater clarity of exposition will be achieved, provided the disclosure still meets the requirements of AASB 1029: Interim Financial Reporting, and AASB 1040: Statement of Financial Position. Also, banking institutions, trusts and financial institutions may substitute a clear liquidity ranking for the Current/Non-Current classification.

     BASIS OF REVALUATION If there has been a material revaluation of non-current assets (including investments) since the last +annual report, the entity must describe the basis of revaluation adopted. The description must meet the requirements of AASB 1010: Accounting for the Revaluation of Non-Current Assets. If the entity has adopted a procedure of regular revaluation, the basis for which has been disclosed and has not changed, no additional disclosure is required.

6. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS For definitions of "cash" and other terms used in this report see AASB 1026: Statement of Cash Flows. Entities should follow the form as closely as possible, but variations are permitted if the directors (in the case of a trust, the management company) believe that this presentation is inappropriate. However, the presentation adopted must meet the requirements of AASB 1026. +Mining exploration entities may use the form of cash flow statement in Appendix 5B.

7. NET TANGIBLE ASSET BACKING Net tangible assets are determined by deducting from total tangible assets all claims on those assets ranking ahead of the +ordinary securities (ie, all liabilities, preference shares, outside +equity interests etc). +Mining entities are not required to state a net tangible asset backing per +ordinary security.

8. GAIN AND LOSS OF CONTROL OVER ENTITIES The gain or loss must be disclosed if it has a material effect on the +accounts. Details must include the contribution for each gain or loss that increased or decreased the entity's consolidated profit (loss) from ordinary activities and extraordinary items after tax by more than 5% compared to the previous corresponding period.

9. ROUNDING OF FIGURES This report anticipates that the information required is given to the nearest $1,000. If an entity reports exact figures, the $A'000 headings must be amended. If an entity qualifies under ASIC Class Order 98/0100 dated 10 July 1998, it may report to the nearest million dollars, or to the nearest $100,000, and the $A'000 headings must be amended.

10. COMPARATIVE FIGURES Comparative figures are to be presented in accordance with AASB 1018 or AASB 1029 Interim Financial Reporting as appropriate and are the unadjusted figures from the latest annual or half year report as appropriate. However, if an adjustment has been made in accordance with an accounting standard or other reason or if there is a lack of comparability, a note explaining the position should be attached. For the statement of financial performance, AASB 1029 Interim Financial Reporting requires information on a year to date basis in addition to the current interim period. Normally an Appendix 4B to which AASB 1029 Interim Financial Reporting applies would be for the half year and consequently the information in the current period is also the year to date. If an Appendix 4B Half yearly version is produced for an additional interim period (eg because of a change of reporting


================================================================================
+See chapter 19 for defined terms.

                                                                     APPENDIX 4B
                                            HALF YEARLY/PRELIMINARY FINAL REPORT
================================================================================


     period), the entity must provide the year to date information and comparatives required by AASB 1029 Interim Financial Reporting. This should be in the form of a multi-column version of the consolidated statement of financial performance as an attachment to the additional Appendix 4B.

11. ADDITIONAL INFORMATION An entity may disclose additional information about any matter, and must do so if the information is material to an understanding of the reports. The information may be an expansion of the material contained in this report, or contained in a note attached to the report. The requirement under the listing rules for an entity to complete this report does not prevent the entity issuing reports more frequently. Additional material lodged with the +ASIC under the Corporations Act must also be given to ASX. For example, a director's report and declaration, if lodged with the +ASIC, must be given to ASX.

12. ACCOUNTING STANDARDS ASX will accept, for example, the use of International Accounting Standards for foreign entities. If the standards used do not address a topic, the Australian standard on that topic (if one exists) must be complied with.

13. CORPORATIONS ACT FINANCIAL STATEMENTS This report may be able to be used by an entity required to comply with the Corporations Act as part of its half-year financial statements if prepared in accordance with Australian Accounting Standards.

14. ISSUED AND QUOTED SECURITIES The issue price and amount paid up is not required in items 18.1 and 18.3 for fully paid securities.

15 DETAILS OF EXPENSES AASB 1018 requires disclosure of expenses from ordinary activities according to either their nature or function. For foreign entities, there are similar requirements in other accounting standards accepted by ASX. AASB ED 105 clarifies that the disclosures required by AASB 1018 must be either all according to nature or all according to function. Entities must disclose details of expenses using the layout (by nature or function) employed in their +accounts.

     The information in lines 1.23 to 1.27 may be provided in an attachment to Appendix 4B.

     RELEVANT ITEMS AASB 1018 requires the separate disclosure of specific revenues and expenses which are not extraordinary but which are of a size, nature or incidence that disclosure is relevant in explaining the financial performance of the reporting entity. The term "relevance" is defined in AASB 1018. There is an equivalent requirement in AASB 1029: Interim Financial Reporting. For foreign entities, there are similar requirements in other accounting standards accepted by ASX.


16 DOLLARS If reporting is not in A$, all references to $A must be changed to the reporting currency. If reporting is not in thousands of dollars, all references to "000" must be changed to the reporting value.

17.  DISCONTINUING  OPERATIONS

     Half  yearly  report

     All entities must provide the information required in paragraph 12 for half years beginning on or after 1 July 2001.

     Preliminary  final  report

     Entities must either provide a description of any significant activities or events relating to discontinuing operations equivalent to that required by paragraph 7.5 (g) of AASB 1029: Interim Financial Reporting, or, the details of discontinuing operations they are required to disclose in their +accounts in accordance with AASB 1042 Discontinuing Operations.

     In any case the information may be provided as an attachment to this Appendix 4B.


18.  FORMAT

     This form is a Word document but an entity can re-format the document into Excel or similar applications for submission to the Companies Announcements Office in ASX.



================================================================================
+See chapter 19 for defined terms.

SEGMENT INFORMATION AS AT 31 DECEMBER 2002

BUSINESS SEGMENTS                  RESEARCH & DEVELOPMENT       LIFE SCIENCE        CONTRACT MANUFACTURE           TOTAL
                                      2002        2001        2002        2001        2002        2001        2002        2001
                                     $'000       $'000       $'000       $'000       $'000       $'000       $'000       $'000
---------------------------------  ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
OPERATING REVENUE

Sale to customers outside the
consolidated entity                         -           -       1,399       1,232         927         279       2,326       1,511
Other revenues from customers
outside the company                       394           0           -           -           -           -         394           0

From share issue from associate                                                                                     0           0

                                   ----------  ----------  ----------  ----------  ----------  ----------
Total segment revenue                     394           0       1,399       1,232         927         279
                                   ==========  ==========  ==========  ==========  ==========  ==========

Unallocated revenue                                                                                               311         844
                                                                                                           ----------  ----------
Total revenue                                                                                                   3,031       2,355
                                                                                                           ==========  ==========

SEGMENT RESULT                         -2,530      -2,360         113         157         262        -192      -2,155      -2,395
                                   ==========  ==========  ==========  ==========  ==========  ==========

Share of profit/ (losses) of
associate accounted for using the
equity method                                                                                                    -887        -580

Unallocated expenses                                                                                           -1,172        -882

                                                                                                           ----------  ----------
OPERATING (LOSS)/PROFIT                                                                                        -4,214      -3,857
                                                                                                           ==========  ==========

SEGMENT INFORMATION AS AT 31 DECEMBER 2002

BUSINESS SEGMENTS          RESEARCH & DEVELOPMENT  LIFE SCIENCE       CONTRACT MANUFACTURE           TOTAL
                                         2002        2001        2002        2001        2002        2001       2002       2001
                                        $'000       $'000       $'000       $'000       $'000       $'000       $'000      $'000
                                      ----------  ----------  ----------  ----------  ----------  ----------  ---------  ---------
ASSETS
Segment assets                               785         685         616         596       1,519       1,464      2,920      2,745
                                      ==========  ==========  ==========  ==========  ==========  ==========
Unallocated assets                                                                                               13,517     20,024
                                                                                                              ---------  ---------
Total assets                                                                                                     16,437     22,769
                                                                                                              =========  =========

LIABILITIES
Segement liabilities                         821        1019         214         289         361         118      1,396      1,426
                                      ==========  ==========  ==========  ==========  ==========  ==========
Unallocated liabilities                                                                                             642        605
                                                                                                              ---------  ---------
Total liabilities                                                                                                 2,038      2,031
                                                                                                              =========  =========

OTHER SEGMENT INFORMATION:
Equity accounted investments
included in segment assets                                                                                            0

Acquistion of property, plant,
and equipment, and other non-current
assets                                        34         110           6           3          27         265         67        378

Depreciation                                 101          31           3           5         145         202        249        238

Non-cash expenses other than
depreciation                                   0           0           0           0           0           0          0          0

PROGEN INDUSTRIES LIMITED
ABN 82 010 975 612

DIRECTOR'S REPORT

Your directors submit their report for the half-year ending 31 December 2002.

DIRECTORS:

The names of the company's directors in office during the half-year and until the date of this report are as below.

Directors were in office for this entire period unless otherwise stated.

Mr Stephen Chang           Executive Chairman
Mr Lewis J Lee             Chief Executive Officer
Prof. John R Zalcberg
Mr Patrick O Burns
Dr Malvern Eutick
Dr Stanley Chang

REVIEW AND RESULTS OF OPERATIONS:

                                                          2002          2001
                                                         $'000         $'000
Revenue from sales of goods                                 1,399         1,232
Revenue from sales of services                                927           279
Revenue from other ordinary operating activities              705           844
                                                      ------------  ------------
TOTAL REVENUE                                               3,031         2,355
                                                      ------------  ------------

Profit/(Loss) before R&D and recognition of Medigen
Biotechnology Corp.                                          (503)         (917)

Research and Development                                   (2,824)       (2,360)
                                                      ------------  ------------

Profit/(Loss) before recognition of Medigen
Biotechnology Corp.                                        (3,327)       (3,277)

Equity accounting for loss in associate company              (887)         (580)
                                                      ------------  ------------

Profit/(Loss) from ordinary activities before tax          (4,214)       (3,857)

Income Tax                                                    Nil           Nil
                                                      ------------  ------------


                                                      ------------  ------------
Profit/(Loss) from ordinary activities after tax           (4,214)       (3,857)
                                                      ------------  ------------

Net Tangible Assets                                        14,399        20,738

Net Tangible Assets per share                          59.0 cents    85.0 cents

Cash and Investments at Valuation
(excluding 19.9% interest in Medigen)                      10,488        15,580


Our results for the half year are in line with our expectations. Commercial Services continue to make significant contributions to these results by securing a growing number of contracts (Contract Manufacturing) and sales orders (Life Sciences Sales and Distribution) which should enable the company to achieve budgeted revenue and profitability targets for 30 June 2003.

The Contract Manufacturing unit has successfully negotiated several U.S. and domestic contracts in line with the company's drive to expand the depth and breadth of the customer database and develop credibility of our services capabilities.

The achievements of Commercial Services have a direct positive effect on reducing the operating loss before Research & Development expenditure and the equity accounting for our investment in Medigen Biotechnology Corp.

Research & Development expenditure has increased by 19.7% as anticipated, with the commencement of a fourth PI-88 clinical trial, a new collaboration agreement with Australian National University's Research School of Chemistry to complement our Drug Discovery efforts and the in-licensing of a potential anti-cancer treatment, code named PI-166 for liver cancer.

The fourth clinical trial involves investigation of the combination of PI-88 and Taxotere(R), a registered and commonly used chemotherapy treatment. This clinical trial is being conducted at the University of Colorado Health Sciences Centre, USA and will investigate the potential of the combination to treat lung cancer patients.

On 13th January 2003, recruitment into the Phase 1b human trials with the company's second anti-cancer agent PI-166 commenced at the St Georges Hospital in Sydney. Patients with inoperable primary liver cancer will be targeted for this potential new therapy.

Our drug discovery research is complemented by an ongoing collaboration with Australian National University's Research School of Chemistry that provides access to leading chemistry skills in tandem with the company's own internal research efforts. Program progress is good, with several new patent lodgements and construction of an early commercialisation strategy in progress.

The decrease in net tangible assets at 31st December 2002, compared to the corresponding period is largely due to the company's policy to expense all research & development expenditure incurred and to write down its investments to their realisable value.

The increase in the company's share of Medigen's loss as of 31st December 2002, is indicative of the increased level of expenditure incurred by the company through its inlicensing initiatives, investment in biotech ventures and ongoing operational costs.

Overall the company has achieved a number of the milestones as disclosed in the annual report for 2002 and is focused towards improving and continuing performance in the current year.

ROUNDING:

The amounts contained in this report and in the half-year financial report have been rounded to the nearest $1,000 (where rounding is applicable) under the option available to the company under ASIC Class Order 98/100. The company is an entity to which the Class Order applies.

Signed in accordance with a resolution of the directors.


/s/  Lewis Lee
Lewis Lee
Director

Brisbane, 5th March 2003.

PROGEN INDUSTRIES LIMITED
ABN 82 010 975 612

DIRECTORS' DECLARATION

In accordance with a resolution of the directors of Progen Industries Limited, I state that:

In the opinion of the directors:

     (a) the financial statements and notes of the company set out in the accompanying Appendix 4B of the Australian Stock Exchange Limited, are in accordance with the Corporations Act 2001, including:

          (i) give a true and fair view of the financial position as at 31 December 2002 and the performance for the half-year ended on that date of the company; and

          (ii) comply with Accounting Standard AASB 1029 "Interim Financial Reporting" and the Corporations Regulation 's 2001; and

     (b) there are reasonable grounds to believe that the company will be able to pay its debts as and when they become due and payable.


On behalf of the Board


/s/  Lewis Lee
Mr Lewis Lee
Director.


Brisbane, 5th March 2003.

ERNST & YOUNG
                                        1 Eagle Street        Tel 61 7 3011 3333
                                        Brisbane QLD 4001     Fax 61 7 3011 3100
                                        Australia             OX 165 Brisbane
INDEPENDENT REVIEW REPORT
                                        PO Box 7874
                                        Waterfront Place
                                        Orishana QLD 4001

To the members of Progen Industries Limited

Scope
We have reviewed the financial report of Progen Industries Limited in the form of Appendix 4B of the Australian Stock Exchange (ASX) Listing Rules, as set out on pages 1 to 14, including the Segment Information as at 31 December 2002 and the Directors' Declaration for the half-year ended 31 December 2002, but excluding the following sections:

- material factors affecting the revenues and expenses of the economic entity for the current period (page 14 of Appendix 4B);
-    compliance statement (page 16 of Appendix 4B); and
-    the Directors' Report included as an attachment to the Appendix 4B.

The financial report includes the financial statements of Progen Industries Limited. The company's directors are responsible for the financial report. We have performed an independent review of the financial report in order to state whether, on the basis of the procedures described, anything has come to our attention that would indicate that the financial report is not presented fairly in accordance with Accounting Standard AASB 1029 "Interim Financial Reporting" and other mandatory professional reporting requirements in Australia, statutory requirements and ASX Listing Rules as they relate to Appendix 4B, and in order for the company to lodge the financial report with the Australian Securities and Investments Commission and the ASX.

Our review has been conducted in accordance with Australian Auditing Standards applicable to review engagements. Our review was limited primarily to inquiries of the entity's personnel and analytical review procedures applied to financial data. These procedures do not provide all the evidence that would be required in an audit, thus the level of assurance provided is less than that given in an audit. We have not performed an audit and accordingly, we do not express an audit opinion.


REVIEW STATEMENT

As a result of our review, we have not become aware of any matter that makes us believe that the half-year financial report, as defined in the scope section, of Progen Industries Limited is not in accordance with:

a)   the Corporation Act 2001, including;

     (i) giving a true and fair view of the consolidated entity's financial position as at 31 December 2002 and of its performance for the half-year ended on that date; and

     (ii) complying with Accounting Standard AASB 1029 "Interim Financial Reporting", and the Corporation Regulations 2001; and

b) other mandatory professional reporting requirements in Australia and ASX Listing Rules as they relate to Appendix 4B.



/s/  Ernst & Young
Ernst & Young


/s/  G M Browning
G M Browning
Brisbone

Date:   5 March 2003